Exhibit 99.1

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

July 19, 2007	46/07

Chittenden Corporation Reports Higher Core Earnings Per Share and Announces

Quarterly Dividend of $0.22 per share

Burlington, VT – Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended June 30, 2007 of $9.0 million, or $0.20 per diluted share. Excluding the non-recurring loss on the repositioning of the securities portfolio and the one time charge related to the merger of Merrill Merchants Bancshares Inc., the Company’s second quarter core earnings per share (non-GAAP) were $0.47 per diluted share or $21.6 million, compared to $21.0 million or $0.45 per diluted share for the same period a year ago.

For the first six months of 2006, GAAP earnings were $29.1 million or $0.64 per diluted share. Core earnings (non-GAAP) for the first six months of 2007 were $41.6 million or $0.91 per diluted share, compared to $41.2 million or $0.87 per diluted share for the same period of a year ago. Chittenden also announced its quarterly dividend of $0.22 per share, which will be paid on August 10, 2007 to shareholders of record on July 27, 2007.

In making the announcement, Perrault said, “We are extremely pleased with the integration of Merrill Merchants onto the Chittenden platform. The successful systems conversion and operations integration was the result of exceptional efforts by many people throughout both organizations. In addition, the Company’s strong credit quality coupled with an increase in the net interest margin from the first quarter of 2007 shows our continued success in dealing with a difficult environment.”

SECOND QUARTER 2007 FINANCIAL HIGHLIGHTS

•	Commercial loans increased 6% (1) from June 30, 2006 with continued solid growth in C&I and commercial real estate loans.

•	Net interest margin increased eight basis points to 4.14% from the first quarter of 2007.

•	Investment management and trust income increased 13% (1) from the same period a year ago.

•	Noninterest expenses, excluding the Merrill Merchants Bank acquisition, were flat with the first quarter of 2007 and the efficiency ratio improved to 57.16%.

•	Net charge-offs remained low at two basis points and the Company’s allowance for credit losses was conservatively maintained at 1.34% of total loans.

•	The tangible capital ratio of 6.39% remained strong at June 30, 2007.

(1)	Excluding Merrill Merchants Bank

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

MERGERS AND ACQUISITIONS

On June 27, 2007, Chittenden announced that it had signed a definitive merger agreement to be acquired by People’s United Financial, Inc. (“People’s United”), in a stock and cash transaction valued at approximately $1.9 billion. The transaction, which is expected to close in the first quarter of 2008, remains subject to approvals by regulators and Chittenden’s shareholders. At closing Chittenden shareholders will have the right, subject to proration, to elect to receive cash or People’s United common stock, in either case having a value equal to $20.35 plus the product of .8775 times the average closing price of People’s United shares for the five day period prior to the closing. Based on the average closing price of People’s United for the three day period ending June 25, 2007, the transaction was valued at $37.00 per Chittenden share. The actual per share value on consummation of the acquisition will depend on the share price of People’s United at that time. People’s United Bank currently operates 160 branches, 75 of which offer seven-day banking in Super Stop & Shop locations across Connecticut. Chittenden currently has 133 branches in New England through six bank subsidiaries.

On June 4, 2007, Chittenden announced that it had signed a definitive merger agreement to acquire Community Bank & Trust Company (“Community”), for approximately $124.1 million in cash and stock. The acquisition is expected to close in the fourth quarter of 2007; however completion of the acquisition remains subject to the approval of the shareholders of Community, as well as various regulatory agencies. As a result of the transaction, Community will merge into Ocean Bank. Community had total assets of $426 million, deposits of $344 million, and $45 million of stockholders’ equity at March 31, 2007. Community had $400 million in total loans at March 31, 2007, of which $246 million were commercial loans and $153 million were residential real estate loans. Community presently operates 8 banking offices in Carroll, Merrimack, Hillsborough and Rockingham counties.

On May 31, 2007, Chittenden announced that it had completed its acquisition of Merrill Merchants Bancshares, Inc., a $457 million commercial bank headquartered in Bangor, Maine for $44 million in cash and approximately 2.2 million in shares of Chittenden common stock. This transaction has been accounted for as a purchase and, accordingly, Merrill Merchant’s operations are reflected in Chittenden’s consolidated financial statements from the date of acquisition. Merrill Merchants presently operates 11 banking offices in Kennebec, Penobscot, and Somerset counties in Maine. (See footnote three for the June 30, 2007 balances contributed by Merrill Merchants.)

ASSETS

Total assets increased from $6.4 billion at December 31, 2006 to $6.9 billion at June 30, 2007 with total loans increasing $412 million to $5.1 billion for that same period. Merrill Merchants Bank contributed total assets of $525 million and total loans of $360 million. A total of $66 million of goodwill and $7.3 million of core deposit intangibles were recorded as a result of the acquisition. The securities available for sale portfolio declined $219 million from December 31, 2006, which was partially offset by an increase in cash and cash equivalents of $162 million. These variances primarily resulted from the second quarter securities portfolio repositioning in which the Company sold approximately $572 million or 52% of the investment securities held in the available-for-sale investment portfolio.

LIABILITIES

Total deposits increased $196 million from the prior year end and $145 million from March 31, 2007. The Company experienced its normal seasonal declines in municipal and captive deposits, which was offset by the acquisition of Merrill Merchants, who contributed $360 million in deposits at June 30, 2007. Borrowings increased $195 million from December 31, 2006, of which Merrill accounted for $50 million and the remaining increase primarily related to the February 14, 2007 issuance of $125 million in subordinated debt securities. The Company utilized the proceeds from the issuance of the subordinated debt to redeem its 8.0% trust preferred securities (“TPS”) called on July 1, 2007. The all in rate for the first five years of the subordinated debt securities will be 5.99%. The cost of the trust preferred securities

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

was 8.92% and the Company amortized the issuance costs over the five year period which ended June 30, 2007. The redemption of the TPS will reduce interest costs by approximately 300 basis points or $3.7 million per year and is expected to increase the net interest margin 7 basis points in the third quarter of 2007.

NET INTEREST INCOME

Net interest income on a tax equivalent basis for the three months ended June 30, 2007 was $63.2 million, which was up $3.3 million or 5.6% from the first quarter of 2007. Merrill Merchants Bank contributed $1.5 million in net interest income during the second quarter. The Company’s net interest margin for the second quarter of 2007 was 4.14%, an increase of 8 basis points on a linked quarter basis. The increases in both net interest income and the net interest margin were primarily driven by the acquisition of Merrill Merchants, and the second quarter securities portfolio repositioning.

NONINTEREST INCOME

Investment management and trust fees increased $516,000 from the first quarter of 2007 and $861,000 from the second quarter of 2006. This increase was primarily driven by higher annuity income at Chittenden Securities, LLC, as well as increased sales of retirement plan services. As previously noted, Chittenden realized $14.1 million of losses on sales of investments for the second quarter of 2007 related to the Company’s repositioning of its securities portfolio. This strategy was designed to better position the Company’s cash flows for the acquisition of Merrill Merchants Bancshares, Inc. and to be consistent with its forecasts for future loan and deposit growth.

NONINTEREST EXPENSE

Noninterest expense was $52.6 million for the second quarter of 2007, compared with $47.3 million for March 31, 2007. In the second quarter of 2007 the Company recognized $4.1 million of non-recurring charges related to the merger of Merrill. Excluding the acquisition charge and noninterest expenses related to Merrill, noninterest expenses for the second quarter of 2007 would have been $47.4 million, an increase of only $100,000 on a linked quarter basis.

INCOME TAXES

The effective income tax rate for the second quarter was 28.7% consistent with the first quarter of 2007. The effective income tax rate in both periods was primarily attributable to higher low income housing credits and charitable contributions as well as a first quarter 2007 change in the tax accounting method for a customer list intangible related to a prior acquisition.

CREDIT QUALITY

The provision for credit losses was $1.5 million, down $250,000 from the same period of a year ago. Consistent low net charge-offs and solid asset quality supported the lower provision. NPAs were $29.5 million at June 30, 2007, compared to $24.7 million at June 30, 2006. The increase in NPAs related to a number of small commercial loans, the largest of which was $1.5 million and the addition of $1.4 million related to Merrill Merchants. NPAs as a percentage of total loans at the end of the second quarter of 2007 were 58 basis points, which was up from 54 basis points in the second quarter of 2006. Net charge-offs as a percentage of average loans were 2 basis points for both periods. As a percentage of total loans, the allowance for credit losses was 1.34%, down 4 basis points from the similar period in 2006.

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England, Massachusetts and Connecticut, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

These differences may be the result of various factors, including, among others: (1) changes in general, national or regional economic conditions; (2) changes in loan default and charge-off rates; (3) reductions in deposit levels necessitating increased borrowings to fund loans and investments; (4) changes in interest rates; (5) changes in levels of income and expense in noninterest income and expense-related activities; (6) competition and its effect on pricing, spending, third-party relationships and revenues; (7) failure of the parties to satisfy the closing conditions for the Chittenden/Community merger or the People’s United/Chittenden merger in a timely manner or at all; (8) failure to obtain governmental approvals of either merger, or imposition of adverse regulatory conditions in connection with such approvals; (9) failure of the Community shareholders to approve the Chittenden/Community merger or the Chittenden shareholders to approve the People’s United/Chittenden merger; (10) costs or difficulties related to the integration of the businesses following the completion of each merger; and (11) disruptions to Chittenden’s business as a result of the announcement and pendency of the People’s United/Chittenden merger.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2006. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Additional Information about the Mergers and Where to Find It

Chittenden and People’s United have filed and will be filing relevant documents concerning their transaction with the Securities and Exchange Commission, including a registration statement on Form S-4. Furthermore, Chittenden and Community have filed and will be filing relevant documents concerning their transaction with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, including a registration statement on Form S-4. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 CONTAINING A PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER DOCUMENTS FILED WITH THE SEC AND/OR THE FDIC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION. Investors are able to obtain those documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, documents can be obtained, without charge, by directing a request to Chittenden Corporation, 2 Burlington Square, Burlington, Vermont 05402-0820, Attention: General Counsel.

Chittenden and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Chittenden in connection with the People’s United/Chittenden merger. Chittenden and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Community in connection with the Chittenden/Community merger. Information about the directors and executive officers of Chittenden and information about any other persons who may be deemed participants in each transaction will be included in the applicable proxy statement/prospectus. You can find information about Chittenden’s directors and executive officers in the proxy statement for Chittenden’s annual meeting of shareholders filed with the SEC on March 9, 2007.

[1]

Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean Bank and Merrill Merchants Bank. Chittenden Trust Company also operates under the names Chittenden Bank, Chittenden Services Group, Chittenden Mortgage Services and Chittenden Commercial Finance, and it owns Chittenden Insurance Group, LLC, Chittenden Securities, LLC.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	6/30/07	3/31/07	12/31/06	6/30/06
Assets:
Cash and Cash Equivalents	$361,240	$232,259	$199,358	$172,567

Securities Available For Sale	918,214	1,205,593	1,137,352	1,288,390
FRB / FHLB Stock	9,136	15,027	13,403	18,577
Loans Held For Sale	23,495	21,991	17,354	18,882

Loans:
Commercial & Industrial (C&I)	944,752	865,347	853,839	851,692
Municipal	115,972	159,459	141,522	90,206
Multi-Family	254,068	247,029	216,049	205,443
Commercial Real Estate	2,103,461	1,977,258	1,942,685	1,884,716
Construction	239,493	217,068	232,000	218,123
Residential Real Estate	849,557	749,018	751,450	750,031
Home Equity Credit Lines	344,210	319,235	322,124	319,606
Consumer	258,168	231,221	237,541	254,839

Total Loans	5,109,681	4,765,635	4,697,210	4,574,656
Less: Allowance for Loan Losses	(67,400)	(62,768)	(62,160)	(62,070)

Net Loans	5,042,281	4,702,867	4,635,050	4,512,586

Accrued Interest Receivable	32,377	32,802	33,123	31,138
Other Assets	97,831	86,512	83,938	102,079
Premises and Equipment, net	74,151	68,541	67,036	69,503
Mortgage Servicing Rights	16,128	14,209	14,155	14,529
Identified Intangibles	20,986	14,332	14,996	16,326
Goodwill	282,448	216,038	216,038	216,038

Total Assets	$6,878,287	$6,610,171	$6,431,803	$6,460,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$997,538	$909,309	$966,758	$965,794
Savings	501,248	462,935	468,294	474,883
NOW	913,155	864,364	861,435	895,817
CMAs / Money Market	1,547,971	1,663,107	1,655,349	1,441,573
Certificates of Deposit less than $100,000	971,505	880,993	848,814	878,181
Certificates of Deposit $100,000 and Over	743,720	749,061	678,243	661,322

Total Deposits	5,675,137	5,529,769	5,478,893	5,317,570

Securities Sold Under Agreements to Repurchase	114,798	87,017	73,611	138,773
Other Borrowings	290,067	261,656	136,409	285,497
Accrued Expenses and Other Liabilities	75,007	67,569	71,804	63,299

Total Liabilities	6,155,009	5,946,011	5,760,717	5,805,139

Stockholders’ Equity:
Common Stock	52,425	50,261	50,235	50,235
Surplus	342,392	276,843	276,034	273,723
Retained Earnings	478,499	479,271	468,331	442,456
Treasury Stock, at cost	(139,535)	(126,987)	(105,666)	(85,678)
Accumulated Other Comprehensive Income	(14,369)	(21,263)	(24,008)	(30,924)
Directors Deferred Compensation to be Settled in Stock	6,164	6,035	6,160	5,664
Unearned Portion of Employee Restricted Stock	(2,298)	—	—	—

Total Stockholders’ Equity	723,278	664,160	671,086	655,476

Total Liabilities and Stockholders’ Equity	$6,878,287	$6,610,171	$6,431,803	$6,460,615

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Interest Income:
Loans	$87,780	$78,547	$170,589	$151,812
Investments	13,637	14,120	26,152	28,814

Total Interest Income	101,417	92,667	196,741	180,626

Interest Expense:
Deposits	33,536	25,715	64,887	48,780
Borrowings	5,927	4,900	11,119	8,798

Total Interest Expense	39,463	30,615	76,006	57,578

Net Interest Income	61,954	62,052	120,735	123,048
Provision for Credit Losses	1,500	1,750	3,000	3,283

Net Interest Income after Provision for Credit Losses	60,454	60,302	117,735	119,765

Noninterest Income:
Investment Management and Trust	6,183	5,322	11,850	10,475
Service Charges on Deposits	4,420	4,358	8,564	8,287
Mortgage Servicing	910	657	1,702	1,320
Gains on Sales of Loans, Net	1,535	1,903	2,707	3,273
Losses on Sales of Securities	(14,137)	—	(14,137)	—
Credit Card Income, Net	1,292	1,269	2,417	2,461
Insurance Commissions, Net	1,393	1,429	3,549	3,475
Other	3,176	3,590	6,203	6,824

Total Noninterest Income	4,772	18,528	22,855	36,115

Noninterest Expense:
Salaries	23,811	23,789	47,243	46,706
Employee Benefits	5,518	5,598	11,385	11,350
Net Occupancy	6,207	5,780	12,334	11,930
Data Processing	1,163	982	2,206	1,953
Amortization of Intangibles	726	664	1,391	1,329
Merger Costs	4,130	—	4,130	—
Other	10,996	10,823	21,149	20,768

Total Noninterest Expense	52,551	47,636	99,838	94,036

Income Before Income Taxes	12,675	31,194	40,752	61,844
Income Tax Expense	3,636	10,185	11,688	20,637

Net Income	$9,039	$21,009	$29,064	$41,207

Basic Earnings Per Share	$0.20	$0.45	$0.64	$0.88
Diluted Earnings Per Share	0.20	0.45	0.64	0.87
Dividends Per Share	0.22	0.20	0.42	0.38

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	6/30/07	3/31/07	12/31/06	6/30/06
Selected Financial Ratios
Return on Average Tangible Equity [1]	8.92%	18.93%	20.25%	19.87%
Core Return on Average Tangible Equity [1]	20.61%	18.93%	20.25%	19.87%
Return on Average Equity	5.35%	12.21%	13.20%	12.75%
Core Return on Average Equity [1]	12.75%	12.21%	13.20%	12.75%
Return on Average Tangible Assets [1]	0.60%	1.34%	1.47%	1.38%
Core Return on Average Tangible Assets [1]	1.38%	1.34%	1.47%	1.38%
Return on Average Assets	0.55%	1.26%	1.39%	1.30%
Core Return on Average Assets [1]	1.30%	1.26%	1.39%	1.30%
Net Yield on Earning Assets	4.14%	4.06%	4.29%	4.22%
Efficiency Ratio[1]	57.16%	58.72%	54.56%	56.87%

Tangible Capital Ratio	6.39%	6.80%	7.10%	6.79%
Leverage Ratio	8.73%	9.11%	9.24%	9.04%
Tier 1 Capital Ratio	10.26%	10.93%	11.56%	11.29%
Total Capital Ratio	13.83%	14.52%	12.78%	12.49%

Common Share Data
Common Shares Outstanding	46,464	44,722	45,360	45,978
Weighted Average Shares Outstanding	45,187	45,105	45,745	46,423
Weighted Average and Common Equivalent Shares Outstanding	45,746	45,750	46,388	46,903

Book Value per Share	$15.57	$14.85	$14.79	$14.26
Tangible Book Value per Share[1]	$9.04	$9.70	$9.70	$9.20

Credit Quality Data
Nonperforming Assets (NPAs)	$29,539	$23,312	$20,358	$24,727
90 days past due and still accruing	4,141	3,930	3,352	2,283
NPAs to Loans Plus OREO	0.58%	0.49%	0.43%	0.54%

Allowance for Loan Losses	$67,400	$62,768	$62,160	$62,070
Reserve for Unfunded Commitments[2]	1,226	1,200	1,200	1,200

Allowance for Credit Losses (ACL)	$68,626	$63,968	$63,360	$63,270

ACL to Loans	1.34%	1.34%	1.35%	1.38%
ACL to Loans (excluding Municipals)	1.37%	1.39%	1.39%	1.41%
ACL to Nonperforming Loans	235.72%	274.75%	315.32%	260.13%

Charge-offs	$1,663	$1,617	$3,070	$1,872
Recoveries	741	725	1,110	728

Net Charge-offs	$922	$892	$1,960	$1,144
Net Charge-offs to Average Loans	0.02%	0.02%	0.04%	0.02%

QTD Average Balance Sheet Data
Securities	$1,056,954	$1,191,388	$1,201,734	$1,333,444
Loans, Net	4,855,054	4,663,406	4,632,538	4,552,727
Earning Assets	6,107,388	5,927,704	5,926,319	5,948,463
Total Assets	6,637,111	6,427,488	6,426,533	6,462,457
Deposits	5,509,524	5,365,049	5,434,889	5,372,367
Borrowings	383,029	328,039	249,344	367,521
Stockholders’ Equity	677,370	664,993	677,244	661,020

1. Reconciliation of non-GAAP measurements to GAAP

	For the three months ended	For the six months ended
	6/30/07
Net income (GAAP)	$9,039	$29,064
Losses on sales of securities (after tax)	9,676	9,676
Non recurring charge for Merrill (after tax)	2,859	2,859

Core net income (non-GAAP) (D)	$21,574	$41,599

Fully diluted earnings per share decrease (GAAP)	$0.20	$0.64
Fully diluted core earnings per share increase (non-GAAP)	$0.47	$0.91

	6/30/07	3/31/07	12/31/06	6/30/06
Net Income (GAAP)	$9,039	$20,025	$22,536	$21,009
Amortization of core deposit intangible, net of tax	472	432	432	431

Tangible Net Income (A)	$9,511	$20,457	$22,968	$21,440

Average Equity (GAAP)	$677,370	$664,993	$677,244	$661,020
Average Core Deposit Intangible	16,430	14,662	15,328	16,659
Average Deferred Tax on CDI	(4,669)	(3,993)	(4,168)	(4,435)
Average Goodwill	237,932	216,038	216,038	216,038

Average Tangible Equity (B)	$427,677	$438,286	$450,046	$432,758

Return on Average Tangible Equity (A) / (B)	8.92%	18.93%	20.25%	19.87%
Core Return on Average Tangible Equity (D) / (B	20.61%	18.93%	20.25%	19.87%

Average Assets (GAAP)	$6,637,111	$6,427,488	$6,426,533	$6,462,457
Average Core Deposit Intangible	16,430	14,662	15,328	16,659
Average Deferred Tax on CDI	(4,669)	(3,993)	(4,168)	(4,435)
Average Goodwill	237,932	216,038	216,038	216,038

Average Tangible Assets (C)	$6,387,418	$6,200,781	$6,199,335	$6,234,195

Return on Average Tangible Assets (A) / (C)	0.60%	1.34%	1.47%	1.38%
Core Return on Average Tangible Assets (D) / (C)	1.38%	1.34%	1.47%	1.38%

Efficiency Ratio: is computed by dividing total noninterest expense (less oreo expense, amortization expense, franchise tax and any nonrecurring items) by the sum of net interest income on a tax equivalent basis and total noninterest income (exclusive of gains and losses from bank investment securities, and nonrecurring items). The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency, e.g. ($52,551-$7-$726-$747-$4,130) / ($63,207+$4,772+$14,137) = 57.16%.

Tangible book value per share: is computed by subtracting goodwill and identified intangibles from equity, and dividing the resultant number by common shares outstanding, e.g. ($723,278-$20,986-$282,448) / 46,464= $9.04.

While the Company’s management uses non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results and financial condition, these measures should not be construed as a substitute for GAAP measures. Non-GAAP measures should be read and used in conjunction with the Company’s reported GAAP operating results and financial information.

2. The reserve for unfunded commitments is included in other liabilities on the accompanying consolidated balance sheet.

3. At June 30, 2007 Merrill contributed the following balances (in thousands):

Type	Amount
Investments	$64,799
Total Loans	360,341
Goodwill	66,410
Total Assets	525,386
Deposits	359,983
Borrowings	50,045
Equity	106,532